MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and between

SURNA, INC.

and

JIM WILLETT AND FORBEEZ CAPITAL, LLC

Dated as of January 7, 2015

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS AGREEMENT (“Agreement”) is dated as of January 7, 2015 (the “Effective Date”), by and between Purchaser, Inc., a Nevada Corporation (“Purchaser”), and Jim Willett (“Willett”) and Forbeez Capital (“Forbeez”) (collectively the “Sellers”).

RECITALS

A. Sellers collectively constitute the majority members and managers of Agrisoft Development Group, LLC, a South Dakota limited liability company (“ADG”), that primarily operates as a point of sale software and technology company with a current focus on the cannabis sector.

B. Sellers collectively own sixty six percent (66%) of the total membership interests in ADG, with Willett owning forty-nine and one half percent (49.5%) and Forbeez owning sixteen and one half percent (16.5%) of the membership interests of ADG (such 66% being the “Membership Interests” hereunder).

C. Sellers desire to sell, assign, transfer and deliver to Purchaser, and Purchaser desires to purchase, the Membership Interests on the terms and subject to the conditions hereinafter contained.

D. Although Sellers represent different ownership interests, Sellers enter into this agreement collectively and understand all offers made by Purchaser herein are offered for the collective whole of Sellers interests.

ARTICLE I

DEFINITIONS

The following terms used in this Agreement shall, unless the context requires otherwise, have the meanings designated below:

Articles of Organization means the Articles of Organization of ADG filed with the South Dakota Secretary of State.

Claim Notice has the meaning specified in Section 10.3(a).

Closing has the meaning specified in Section 12.1.

Closing Date has the meaning specified in Section 2.4.

Code means the Internal Revenue Code of 1986, as amended.

Damages means any and all damages, claims, deficiencies, losses and expenses, as further defined in Section 10.1(a), after deducting therefrom any diminution in value, third party insurance proceeds and any indemnity, contributions or other similar payment payable by any third party with respect thereto and any net Tax benefit recognized by an Indemnified Party or any affiliate thereof with respect to the Losses or items giving rise to such claim for indemnification; provided however that Damages shall not include special, incidental, exemplary or consequential or similar damages, including loss of profit, any multiple of reduced cash flow, interference with operations, or loss of tenants, lenders, investors or buyers.

Effective Date has the meaning specified in the Introductory Paragraph.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, and any regulations, rules or orders promulgated thereunder.

Evaluation Material means Sellers’ documents, financial statements, information and materials which will be used in connection with Purchaser’s due diligence review.

Financial Statements has the meaning specified in Section 3.18.

Indemnified Party means the party claiming indemnification under Article X.

Indemnifying Party means the party against whom indemnification claims are asserted under Article X.

Knowledge has the meaning specified in Section 13.11.

Loss means Damages for which any claim may be asserted under Article X.

Material Adverse Effect means a material adverse effect on (i) the ability of Sellers or Purchaser to consummate the transactions contemplated by this Agreement or (ii) the business, assets, liabilities, financial conditions or results of operations of ADG, in each case taken as a whole, excluding any change or effect resulting from general changes in economic, market, financial or capital market, regulatory, political or national security conditions (including acts of war and terrorism), changes in conditions generally applicable to the industries in which ADG is involved or changes which result from the announcement or a consummation of the transactions contemplated by this Agreement.

Membership Interests has the meaning specified in the Recitals.

Notice Period has the meaning specified in Section 10.3(a).

Operating Agreement means the operating agreement of ADG.

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Pre-Closing Tax Period has the meaning specified in Section 5.3(a).

Purchase Price has the meaning specified in Section 2.2.

Purchaser means Surna, Inc.

Required Consents has the meaning specified in Section 3.11.

Securities has the meaning specified in Section 3.2.

Sellers are Jim Willett and Forbeez.

Straddle Period has the meaning specified in Section 5.5(a).

ADG means Agrisoft Development Group, LLC, a South Dakota limited liability company.

Tax or Taxes means all taxes, charges, fees, levies or other assessments, including without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, workmen’s compensation, social security, unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever including, without limitation, all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign, upon Sellers.

Tax Return means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

ARTICLE II

PURCHASE AND SALE OF THE MEMBERSHIP INTERESTS

2.1 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers shall sell, assign, transfer and deliver to Purchaser and Purchaser shall purchase from Sellers the Membership Interests.

2.2 Purchase Price; Transfer of Securities.

(a) The aggregate purchase price for the Membership Interests shall be four million and one dollars ($4,000,001.00), subject to the terms and conditions hereof and the representations and warranties contained herein (the “Purchase Price”) and shall be paid in the following manner:

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(i) Purchaser agrees to a payment, in aggregate, of four million and one dollars ($4,000,001.00) paid in fifty percent (50%) stock subject to lock-up and bleed-out/leak-out provisions listed below and fifty percent (50%) in the form of a promissory note; and

(ii) Purchaser and Seller agree that the per share value of Purchaser stock shall be determined at the signing of this definitive agreement by taking the average of the immediately preceding eight (8) days’ published closing stock prices. This value shall be the value designated toward payment of two millions dollars ($2,000,000.00) in Purchaser stock to Sellers (for instance $0.25 share value would equal an issuance of eight million (8,000,000) shares of Purchaser stock); and

(iii) at the Closing, Purchaser shall pay to Sellers two million dollars ($2,000,000.00) in shares of Purchaser common stock that will be subject to a lock-up and leak-out/bleed-out provisions that restricts the marketability, transferability, and/or sale of Purchaser’s securities to no more than five percent (5%) per day of the average of the prior five (5) days’ closing volumes with all restrictions lifting after eighteen (18) months, and Sellers and Purchaser, as mutual consideration for agreement, agree to a predetermined, non-negotiable value as defined above; and

(iv) at the Closing, Purchaser shall issue a two (2) year note to Buyers for two million dollars ($2,000,000.00), interest accruing at eight percent (8%) annually, payable in quarterly installments of one hundred fifty thousand dollars ($150,000.00) (the “Note”), with the first one hundred fifty thousand dollars ($150,000.00) payment being due ninety (90) days following Closing and with a balloon payment owing at the end of the term; and

(b) Sellers shall deliver to Purchaser at the Closing on the Closing Date, concurrently with the payment of the Purchase Price, an assignment of the Membership Interest in such form as Purchaser may reasonably require.

(c) Purchaser agrees to accelerate payment of the Note under the following circumstances and subject to the following terms:

(i)	If Purchaser raises more than four million dollars $4,000,000.00 in any new financing, Purchaser agrees to pay Sellers five hundred thousand $500,000.00 for every one million dollars $1,000,000.00 raised above four million dollars $4,000,000.00 with said payment being applied toward the Note up and until the Note is paid in full, and

(ii)	If ADG has more than two hundred thousand dollars ($200,000.00) in net earnings in a single month, fifty percent (50%) of all net earnings above two hundred thousand dollars ($200,000.00), not to exceed fifty thousand dollars ($50,000.00) in any month, shall be paid toward the Note up and until the Note is paid in full. Monthly net earnings shall be based on a quarterly average of ADG, with each three (3) month cycle beginning and ending concurrently to the Purchaser’s quarterly reporting cycle where the first quarterly reporting cycle shall be subject to an appropriate offset if it starts mid-cycle. Payment to Sellers under these conditions shall not accrue if said payment would exceed cash flow.

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2.3 Closing. The closing of the purchase and sale of the Membership Interests provided for by this Agreement (referred to throughout this Agreement as the “Closing”) shall take place in accordance with Article XII. The time and date of the Closing are referred to throughout this Agreement as the “Closing Date.”

2.4 Due Diligence Period. The period between signature to this definitive agreement and the Closing shall be referred to as the Due Diligence Period. All Exhibits appurtenant hereto shall be included no later than Closing even if referenced in this document as though they are attached hereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers represent and warrant to Purchaser that the statements contained in this Article III are true, correct and complete as of the date of this Agreement and will, except as otherwise expressly provided in this Agreement, be true, correct and complete on the Closing as follows:

3.1 Ownership of Membership Interests. Sellers are the sole and exclusive record and beneficial owners of the Membership Interests. Except as set forth on Exhibit 3.1 hereto, Sellers possess good and merchantable title to the Membership Interests, and own the Membership Interests free and clear of any and all security interests, agreements, restrictions, claims, liens, pledges and encumbrances of any nature or kind. Except as set forth in Schedule 3.1, Sellers have the absolute and unconditional right to sell, assign, transfer and deliver the Membership Interests to Purchaser in accordance with the terms of this Agreement and the ADG Operating Agreement with specific reference to section VIII. Conveyence of the Membership Interests by Sellers to Purchaser at the Closing pursuant to this Agreement will transfer to Purchaser full and entire legal and equitable title to 66% of the issued and outstanding membership interests of ADG.

3.2 Options, Warrants and Other Rights. To Sellers’ Knowledge, and except as set forth in the Organizational Documents of ADG provided to Purchaser hereunder, ADG has no authorized or outstanding options, warrants, calls, subscriptions, rights, convertible securities or other securities as defined in the federal Securities Act of 1933 (hereinafter “Securities”) or any commitments, agreements, arrangements or understandings of any kind or nature obligating ADG, in any such case, to issue membership interests of ADG or other Securities or securities convertible into or evidencing the right to purchase membership interests of ADG or other Securities.

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3.3 No Subsidiaries. Except as otherwise provided herein, and to Seller’s Knowledge, ADG does not have any subsidiaries and does not, directly or indirectly, own any interest in or control any corporation, partnership, joint venture, or other business entity.

3.4 Validity of Agreement. Sellers have the legal capacity and authority to enter into this Agreement. This Agreement is a valid and legally binding obligation of Sellers and is fully enforceable against Sellers in accordance with its terms, except as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors’ rights generally.

3.5 Organization and Qualification of ADG. ADG is a limited liability company duly organized and validly existing under the laws of the State of South Dakota. ADG has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The copies of the Articles of Organization (certified by the Secretary of the State of South Dakota) and the Operating Agreement of the Company, both as amended to date, which have been delivered to Purchaser and attached hereto as Exhibits 3.1(a) and 3.1(b), respectively, are complete and correct.

3.6 No Conflicting Agreements. Except as provided on Exhibit 3.6, the execution and delivery of this Agreement by Sellers does not, and consummation by Sellers of the transactions contemplated hereby will not, (a) violate any existing term or provision of any law, regulation, order, writ, judgment, injunction or decree applicable to Sellers, (b) conflict with or result in a breach of any of the terms, conditions or provisions of the Articles of Organization or Operating Agreement of ADG or of any material agreement or instrument to which Sellers are party.

3.7 Compliance with Applicable Law. To Sellers’ Knowledge, ADG has operated its business, and will continue to operate its business, in strict compliance with state Medical Marijuana Codes and ordinances enacted by city or local law.

3.8 Material Misstatements or Omissions. Neither this Agreement nor any other document, certificate or statement furnished to Purchaser by Sellers in connection with this Agreement contains any untrue statement of a material fact or omits any material fact necessary to make the statements contained therein not misleading in the context in which they were made.

3.9 Consents and Approvals. Except as set forth on Exhibit 3.11, the execution and delivery by Sellers of this Agreement, and the performance by Sellers of its obligations hereunder, does not require Sellers to obtain any consent, approval, agreement, or action of, or make any filing with or give any notice to, any corporation, person, entity, or firm or any public, governmental or judicial authority (the “Required Consents”) except (i) such as have been duly obtained or made, as the case may be, as set forth in Exhibit 3.11 and or will be duly obtained and made and in full force and effect as of the Closing, and (ii) those as to which the failure to obtain would have no Material Adverse Effect.

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3.10 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Sellers directly with representatives of Purchaser, without the intervention of any person in such manner as to give rise to any valid claim by any person against Purchaser for a finder’s fee, brokerage commission, or similar payment.

3.11 Intellectual Property. Sellers affirm that they do not own any trade names, trademarks, service marks, copyrights, domain names, computer software or source code that is utilized by or should otherwise be the property of ADG. Sellers understand that Intellectual Property is a critical factor in this negotiation and agree, in good faith, to assist with and initiate any and all necessary transfers of ownership relevant thereto.

3.12 Financial Statements. Sellers have delivered to Purchaser copies of documents received from ADG which purport to be ADG’s balance sheets as of November 1, 2014 and the statements of income based on billings as of November 1, 2014 attached hereto as Exhibit 3.18 (collectively, the “Financial Statements”).

3.13 Tax Matters.

(a) Sellers have filed all Tax Returns that they were required to file with respect to the Membership Interests. All such Tax Returns were correct and complete in all respects. All Taxes owed by Sellers (whether or not shown on any Tax Return) which are required to be paid, have been paid. Sellers are not currently the beneficiary of any extension of time within which to file any Tax Return. In the past five (5) years, no claim has been made by an authority in a jurisdiction where Sellers do not file Tax Returns that they are or may be subject to taxation by that jurisdiction. There are no encumbrances on any of the assets of ADG that arose in connection with any failure (or alleged failure) of Sellers to pay any Taxes.

3.14 Tax Notices. Except as set forth on Exhibit 3.23 hereto, no deficiency for any Taxes has been proposed, asserted or assessed against Sellers that have not been resolved and paid in full. No waiver, extension or comparable consent given by Sellers regarding the application of the statute of limitations with respect to any Taxes outstanding, nor is any request for any such waiver or consent pending. Except as described in Exhibit 3.23 hereto, there has been no tax audit or other administrative proceeding or court proceeding with respect to any Taxes, nor is any such Tax audit or other proceeding pending, nor has there been any notice to Sellers or ADG by any taxing authority regarding any such Tax, audit or other proceeding or, to the Knowledge of Sellers, is any such Tax audit or other proceeding threatened with regard to any Taxes. Sellers and ADG do not expect the assessment of any additional Taxes and are not aware of any unresolved questions, claims or disputes concerning the liability for Taxes which would exceed the estimated reserves established on its books and records.

3.15 At Closing, ADG will have no indebtedness, including any indebtedness to the Sellers, other than short-term trade accounts payable arising in the ordinary course of business and a $200,000.00 promissory note in favor of GAIA and a $225,000 promissory note in favor of Colorado National Bank, or its assigns.

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ARTICLE IV

PRE-CLOSING COVENANTS

Sellers hereby covenant and agree that, between the date of this definitive agreement and the Closing, they will comply and cause ADG to comply with the provisions of this Article IV, except to the extent Purchaser may otherwise consent in writing.

4.1 Inspection of Properties and Books. Sellers shall assist Purchaser and any individual or individuals designated by Purchaser with reasonable prior notice to visit or inspect any property of ADG, at reasonable times acceptable to both parties and to ADG, including books of accounts and records of ADG, to make extracts or copies of such books and records and to discuss the affairs, finances and accounts of Sellers with its officers, and shall use commercially reasonable efforts to obtain access for Purchaser to ADG’s accountants’ work papers. As a condition to the Closing, the parties acknowledge and agree that Sellers shall furnish to Purchaser Evaluation Material which shall be used in connection with a due diligence review. Purchaser shall use the Evaluation Material solely for the purposes of conducting its due diligence hereunder and agrees to treat the Evaluation Material confidentially, and shall not disclose to any party, except as otherwise set forth herein, the Evaluation Material or any information set forth therein; provided, however, that Purchaser is authorized to disclose the Evaluation Material to its advisors and representatives for the purposes of evaluating the transactions contemplated hereby. Purchaser shall instruct its officers, directors, employees, agents or representatives of the confidential nature of the Evaluation Material and shall be responsible for ensuring that the Evaluation Material is kept confidential by such persons. In the event the Closing is not consummated, all Evaluation Material shall be returned to Sellers, with the understanding that Purchaser shall retain no copies of the Evaluation Material and shall not disclose to any other party the Evaluation Material or information contained therein, with the exception of (i) information which becomes generally available to the public other than as a result of disclosure by Purchaser, or (ii) information included in the Evaluation Material which is first disclosed by a third party not bound by confidentiality obligations with respect thereto.

4.2 Other Contracts. Except in the ordinary course of business, Sellers shall not enter into or become subject, and shall not cause ADG to enter into or become subject, to any agreement, transaction, or commitment which would restrict or in any way impair their obligations or ability of ADG to comply with all of the terms of this Agreement.

4.3 Ongoing Operation. Sellers shall not impair the ongoing operation of ADG.

4.4 Indebtedness. Sellers will not cause ADG to create, incur, assume, guarantee or otherwise become liable with respect to any indebtedness related or connected with, or secured by, its assets, except in the ordinary course of its business and subject to prior written notice to Purchaser. Except in the ordinary course of its business, and subject to prior written notice to Purchaser, Sellers will not cause ADG to sell, pledge, encumber or otherwise subject its assets to any claim or indebtedness.

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4.5 Articles of Organization; Operating Agreement. Sellers will not cause ADG to amend its Articles of Organization or Operating Agreement or otherwise alter its existence or powers.

4.6 Distributions or Dividends. Sellers will not cause ADG to declare or pay any dividend, make any distribution on its membership interests or repurchase any membership interests.

4.7 Notice of Breach. In the event of and promptly after becoming aware of the occurrence or threatened occurrence of any event which would cause or constitute a breach of any warranty, representation, covenant or agreement of Sellers contained herein, Sellers shall give notice in writing of such event or threatened event to Purchaser and use all reasonable efforts to prevent or promptly remedy such breach or threatened breach.

4.8 Nondisclosure. The parties agree that any publicity release, security filing, memorandum or any other communication, whether written or oral, identifying this proposed transaction shall not identify ADG or Sellers at any time prior to Closing unless required by applicable securities laws or regulations. Sellers shall timely review and approve any public communication prepared by Purchaser before its dissemination and release.

4.9 Employment Matters. Sellers shall not cause ADG to, directly or indirectly, except in the ordinary course of business and with prior notice to Purchaser, (i) enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination paid to, any officers or directors or consultants or (ii) take any action with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on the date hereof. Sellers shall not cause ADG to adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees or any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangements for the benefit or welfare of any director.

4.10 Insurance. Sellers shall not cause ADG to cancel or terminate its current insurance policies or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect.

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4.11 Preservation of Business. Sellers shall (i) not intentionally take any action which would render, or which reasonably may be expected to render, any representation or warranty made by Sellers in the Agreement untrue at the Closing, (ii) upon receipt of such information, notify Purchaser of any emergency or other change in the normal course of ADG’s business or in the operation of ADG’s properties and of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would be material, individually or in the aggregate, to the business, operations or financial condition of ADG or the ability of Sellers to consummate the transactions contemplated by this Agreement, and (v) promptly notify Purchaser in writing if ADG or its representatives shall discover that any representation or warranty made by ADG or Sellers in this Agreement was when made, or has subsequently become, untrue in any respect.

4.12 Regulatory Filings. Except as set forth on Exhibit 4.13, Sellers and/or ADG are not required, and shall not be required prior to or following Closing, to make any filings or submissions under any laws or regulations applicable to the consummation of the transactions contemplated herein.

4.13 No Negotiations. Sellers shall not cause ADG to, directly or indirectly, through any officer, manager, agent or otherwise, solicit, initiate or encourage submission of any proposal or offer from any person or entity (including any of its or their officers or employees) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or the purchase of all or a material portion of the assets of, or any equity interest in, ADG, or any similar transaction or business combination involving ADG, or participate in any negotiations regarding, or furnish to any other person, any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing.

4.14 Best Efforts. Sellers agree to use their best efforts in good faith to satisfy the various conditions to Closing and to consummate the transactions provided for herein as expeditiously as possible. Sellers will not take or knowingly permit to be taken any action that would be in breach of the terms or provisions of this Agreement or that would cause any of their representations and warranties contained herein to be or become untrue.

4.15 Additional Disclosure. From the date of this Agreement to and including the Closing, Sellers promptly upon the occurrence thereof, will advise Purchaser of each event subsequent to the date hereof which would have had to be disclosed on any exhibit to this Agreement had it occurred prior to the date hereof.

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ARTICLE V

POST-CLOSING COVENANTS

The parties agree as follows with respect to the period following the Closing:

5.1 Covenants of Sellers With Respect to Ongoing Operations of ADG. So long as Sellers maintain any membership or other equity interest in ADG, Sellers shall assist Purchaser with the ongoing operation of ADG as requested by Purchaser without any further compensation.

5.2 Covenant of Willett and Forbeez to Provide Consulting Services. Willett and Forbeez shall provide Purchaser with assistance in the operation of ADG, at Purchasers sole discretion, for a period of one year from the Closing Date, unless otherwise negotiated, which shall not exceed ten (10) hours per week.

5.3 Further Assurances. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article X).

5.4 Litigation Support. If and for so long as any party actively is contesting or defending against any action, suit, proceedings, hearing, investigation, charge, complaint, claim or demand in connection with (a) any transaction contemplated by this Agreement, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing involving ADG, each of the other parties will cooperate with each other and counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article X).

5.5 Covenants of Sellers With Respect to Taxes.

(a)     In the case of any Taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company for the Taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”) shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of ADG for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(b)     Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for ADG with respect to any Pre-Closing Tax Period which are filed after the Closing Date and all Tax Returns with respect to those Taxes and other payments described in Section 5.5(e) below. Purchaser shall deliver to Sellers a copy of each such Tax Return described in the preceding sentence not less than thirty (30) days prior to the filing of such Tax Return so as to allow Sellers to review and comment on such Tax Return.

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(c)     Purchaser and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 5.3, and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d)     Purchaser and Sellers agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(e)     All transfer, documentary, sales, use, stamp, registration and other such Taxes (excluding any income tax), and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne half by Sellers and half by Purchaser.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Sellers that the statements contained in this Article VI are true, correct and complete as of the date of this Agreement and will, except as otherwise expressly provided in this Agreement be true, correct and complete on Closing as follows:

6.1 Organization and Qualification of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the full company power and authority to own and operate its properties and to carry on its business.

6.2 Authorization. This Agreement has been duly and validly executed by Purchaser and the agreements, representations, and warranties contained herein constitute valid and binding obligations, representations, and warranties of Purchaser enforceable in accordance with their terms.

6.3 No Conflicting Agreements. The execution and delivery of this Agreement by Purchaser does not, and consummation by Purchaser of the transactions contemplated hereby will not, (a) violate any existing term or provision of any law, regulation, order, writ, judgment, injunction or decree applicable to Purchaser, (b) conflict with or result in a breach of any of the terms, conditions or provisions of the Articles of Incorporation, Bylaws, or of any agreement or instrument to which Purchaser is a party, or (c) result in the creation or imposition of any lien, charge, security interest, encumbrance, restriction or claim upon Purchaser or any of its assets.

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6.4 Consents and Approvals. The execution and delivery by Purchaser of this Agreement, and the performance by Purchaser of Purchaser’s obligations hereunder, do not require Purchaser to obtain any consent, approval or action of, or make any filing with or give any notice to, any corporation, person or firm or any public, governmental or judicial authority except (i) such as have been duly obtained or made, as the case may be, and are in full force and effect on the date hereof and will continue to be in full force and effect on the Closing, and (ii) those which the failure to obtain would have no material adverse effect on the transactions contemplated hereby.

ARTICLE VII

COVENANTS OF PURCHASER

Purchaser hereby covenants and agrees that, between the date of this definitive agreement and the Closing, it will comply with the provisions of this Article VII, except to the extent Sellers may otherwise consent in writing.

7.1 Other Contracts. From and after the date of this Agreement, Purchaser will not enter into or become subject to any agreement or commitment which would restrict or in any way impair the obligation of Purchaser to comply with all of the terms of this Agreement.

7.2 Best Efforts. Purchaser agrees to use its commercially reasonable best efforts in good faith to satisfy the various conditions to Closing and to consummate the transactions provided for herein as expeditiously as possible. Purchaser will not take or knowingly permit to be taken any action that would be contrary to or in breach of the terms or provisions of this Agreement or that would cause any of the representations and warranties of Purchaser contained herein to be or become untrue.

7.3 Non-Compete and Confidentiality Agreements. At or prior to Closing, Purchaser shall execute non-compete and confidentiality agreements with Matt D. Cook and Charles Ramsey substantially in the form of Exhibit 7.3 hereto.

ARTICLE VIII

CONDITIONS PRECEDENT TO CLOSING

8.1 Conditions Precedent to Obligations of Sellers. The obligations of Sellers to consummate and effect this Agreement are subject to the satisfaction in all material respects, on or before Closing, of the following conditions (unless waived by Sellers in writing in the manner provided in Section 8.1(d) hereof):

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(a) Representations and Warranties of Purchaser; Performance by Purchaser. (i) The representations and warranties of Purchaser set forth in Article VI hereof shall (except where stated to be as of an earlier date) be accurate in all material respects on and as of the Closing as though made on and as of the Closing, except for any changes resulting from activities or transactions which may have taken place after the date hereof which are expressly permitted by this Agreement or which have been entered into in the ordinary course of business and are not expressly prohibited by this Agreement; (ii) Purchaser shall have in all material respects performed all obligations and complied with all covenants required to be performed or to be complied with by Purchaser under this Agreement prior to or at the Closing including the delivery of all documents required at the Closing; and (iii) Sellers shall have received a certificate dated as of the Closing and signed by an officer of Purchaser to the effect that the representations and warranties made by Purchaser in this Agreement are true and accurate in all material respects as of the Closing (or, where applicable, as of the earlier specified date), which certificate shall be in the form of Exhibit 8.1.

(b) Action. All action necessary to authorize the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby shall have been duly and validly taken by Purchaser. Purchaser shall have furnished Sellers with copies of all consents or resolutions adopted or executed by Purchaser in connection with such actions.

(c) No Action or Proceeding. As of the Closing, no action or proceeding by any public authority or person shall be pending before any court or administrative body or overtly threatened to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions contemplated herein. There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Purchaser of all or a material portion of the business of ADG, or to compel Sellers or Purchaser to dispose of or to hold separately all or a material portion of the business or assets of ADG, as a result of the transactions contemplated hereby, (iii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the other agreements attached hereto as Exhibits, or otherwise contemplated hereby, (iv) seeking relief against Purchaser under any federal or state law or regulation relating to bankruptcy, insolvency, reorganization or moratorium or creditors’ rights generally, (v) otherwise relating to and materially adversely affecting the transactions contemplated hereby, or (vi) which could result in any material adverse change in the business, operations, financial condition or properties of Purchaser.

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(d)     Waiver of Conditions Precedent. Sellers may waive any or all of the conditions precedent set forth in this Article VIII, either prospectively or retroactively, by giving written notice of such waiver to Purchaser. No waiver of any condition precedent pursuant to this Section 8.1(d) shall, unless otherwise expressly stated in such written notice of waiver, extend to any covenant or agreement contained herein or to any other condition precedent.

(e)     Audit. Sellers shall assist with and provide all documentation in their possession and/or control necessary for Purchaser to perform its desired Due Diligence and to form a commercially reasonable audit of ADG’s books and records prior to Closing.

(f)     Miscellaneous. No party shall have initiated action seeking monetary damages or claims in connection with, or seeking to prohibit or enjoin the transactions described in this Agreement.

8.2 Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate and effect this Agreement are subject to the satisfaction in all material respects, on or before Closing, of the following conditions (unless waived by Purchaser in writing in the manner provided in Section 8.2(f) hereof):

(a) Representations and Warranties of Sellers; Performance by Sellers. (i) The representations and warranties of Sellers set forth in Article III hereof shall (except where stated to be as of an earlier date) be accurate in all material respects on and as of the Closing as though made on and as of the Closing, except for any changes resulting from activities or transactions which may have taken place after the date hereof which are expressly permitted by this Agreement or which have been entered into in the ordinary course of business and are not expressly prohibited by this Agreement; (ii) Sellers shall have in all material respects performed all obligations and complied with all covenants required to be performed or to be complied with by them under this Agreement prior to the Closing; (iii) Purchaser shall have received a certificate dated as of the Closing and signed by Sellers to the effect that the representations and warranties made by Sellers in this Agreement are true and accurate in all material respects as of the Closing (or, where applicable, as of the earlier specified date) in the form attached as Exhibit 8.2; and (iv) Purchaser shall have entered into non-compete and confidentiality agreements with in the form attached as Exhibit 7.3, which shall commence by their terms on Closing of this Agreement.

(b) Action. All action necessary to authorize the execution, delivery and performance of this Agreement by Sellers and the consummation of the transactions contemplated hereby shall have been duly and validly taken by Sellers. Sellers shall have furnished Purchaser with copies of all consents or resolutions adopted or executed by Sellers in connection with such actions, certified by an appropriate party.

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(c) No Action or Proceeding. As of the Closing, no action or proceeding by any public authority or person shall be pending before any court or administrative body or overtly threatened to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions contemplated herein. Further, there shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the other agreements attached hereto as Exhibits, or otherwise contemplated hereby, (iii) seeking relief against ADG or Sellers under any federal or state law or regulation relating to bankruptcy, insolvency, reorganization or moratorium or creditors’ rights generally, (iv) otherwise relating to and materially adversely affecting the transactions contemplated hereby, or (v) which could result in any Material Adverse Effect.

(d) No Adverse Changes. There shall have been no event or change occurring between the execution of this Agreement and the Closing which in the aggregate may be deemed to have a Material Adverse Effect.

(e) Litigation. There shall be no actions, proceedings or investigations pending, threatened against ADG or Sellers or their officers or directors before any court, any administrative agency or administrative officer or executive, which could result in any Material Adverse Effect.

(f) Waiver of Conditions Precedent. Purchaser may waive any or all of the conditions precedent set forth in this Section 8.2, either prospectively or retroactively, by giving written notice of such waiver to Sellers. No waiver of any condition precedent pursuant to this Section 8.2(f) shall, unless otherwise expressly stated in such written notice of waiver, extend to any other covenant or agreement contained herein or to any other condition precedent.

(g) Breach or Violation. Sellers shall have obtained, or caused to be obtained, each consent and approval necessary in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of its assets, pursuant to the provisions of any agreement, arrangement or undertaking of or affecting ADG or any license, franchise or permit of or affecting ADG.

(h) Governmental Filings. All material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby shall have been duly made and obtained by ADG.

(i) Damage. There shall have been no damage, destruction or loss of or to any property or properties owned or used by ADG, whether or not covered by insurance which, in the aggregate, has or would be reasonably likely to have, a Material Adverse Effect.

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ARTICLE IX

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

Except as otherwise stated below, the representations, warranties, covenants and agreements made by the respective parties in this Agreement or in a certificate executed and delivered in connection with the transactions contemplated hereby shall survive the Closing for a period of two (2) years. The foregoing shall be subject to the exception that any claims relating to tax matters covered in Sections 3.22, 3.23, and 3.25 hereof shall survive for the period of the applicable statute of limitations pertaining to tax claims. All covenants, agreements, representations and warranties made herein or pursuant hereto shall be deemed to be material and to have been relied upon by the parties hereto, notwithstanding any investigation heretofore or hereinafter made by or on behalf of the parties prior to the Closing, provided, however, that no legal remedy, at law or in equity, shall be available with respect to any loss, liability, or breach of agreement or warranty or misrepresentation if the party alleging such loss, liability, breach, or misrepresentation had actual knowledge of the existence, nature and extent thereof on the Closing and, despite such knowledge, proceeded with the Closing without objection.

ARTICLE X

INDEMNIFICATION

10.1 Indemnification.

(a) Subject to the provisions of Article IX and this Article X, Sellers agree to indemnify in respect of, and hold Purchaser harmless against, any and all damages, claims, deficiencies, losses, and expenses, including reasonable attorneys’ fees, (collectively “Damages”) resulting from any misrepresentation, breach of warranty, or nonfulfillment or failure to perform any covenant or agreement on the part of Sellers made as a part of or contained in this Agreement or in any certificate executed and delivered pursuant to this Agreement or in connection with the transactions contemplated hereby, except for Damages resulting from any such misrepresentations, breach of warranty or nonfulfillment or failure to perform any such covenant or agreement known to Purchaser as of the Closing.

(b) Subject to the provisions of Article IX and this Article X, Purchaser agrees to indemnify in respect of, and hold Sellers harmless against, any and all Damages resulting from (i) any misrepresentation, breach of warranty, or nonfulfillment or failure to perform any covenant or agreement on the part of Purchaser made as a part of or contained in this Agreement or in any certificate executed and delivered pursuant to this Agreement or in connection with the transactions contemplated hereby except for Damages resulting from any such misrepresentations, breach of warranty or nonfulfillment or failure to perform any such covenant or agreement known to Sellers as of the Closing and (ii) third party claims from Purchaser’s operation of ADG after the date of Closing, including without limitation claims against Sellers pursuant to guarantees Sellers have provided to third parties on behalf of ADG to the extent such claims arise from Purchaser’s operation of ADG after the Closing. The party claiming indemnification hereunder is hereinafter referred to as the “Indemnified Party” and the party against whom such claims are asserted hereunder is hereinafter referred to as the “Indemnifying Party”. Damages for which a claim or action may be asserted hereunder are hereinafter referred to as a “Loss”.

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10.2 Limitation of Liability. Claims for indemnification by any party shall be limited to the lesser of (i) the amount of the Purchase Price, or (ii) the amount of any damages, claims, deficiencies, losses and expenses paid by the Indemnified Party to a third party.

10.3 Method of Asserting Claims. All claims for indemnification by any Indemnified Party under this Article X shall be asserted and resolved as follows:

(a) In the event that any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a third party, said Indemnified Party shall, within twenty (20) days of such claim or demand being made, notify the Indemnifying Party of such claim or demand, specifying the nature of and specific basis for such claim or demand and the amount or the estimated amount thereof to the extent then feasible (the “Claim Notice”). The estimate of Loss contained in the Claim Notice shall not limit the amount of the Indemnifying Party’s ultimate liability under the claim. The Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to any such claim or demand if the Indemnified Party fails to notify the Indemnifying Party thereof in accordance with the provisions of this Agreement within said twenty (20) day period. The Indemnifying Party shall have 30 days from the personal delivery or mailing of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand is disputed, and (ii) whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such claim or demand; provided, however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading which it shall deem necessary or appropriate to protect its interest or those of the Indemnifying Party and not unreasonably prejudicial to the Indemnifying Party. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, then, except as hereinafter provided, the Indemnifying Party shall have the right to defend by all appropriate proceedings, which proceedings shall be promptly settled or prosecuted by it to a final conclusion. If the Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand which the Indemnifying Party elects to contest, or, if appropriate and related to the claim in question, in making any counterclaim against the person asserting the third party claim or demand, or any cross complaint against any person but in any such case at the sole cost and expense of the Indemnifying Party. No claim may be settled without the consent of the Indemnifying Party, unless such settlement includes the complete release of the Indemnifying Party.

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(b) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall send a Claim Notice with respect to such claim to the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within the Notice Period that it disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has disputed such claim, as provided above, such disputes shall be resolved by arbitration as provided in Section 13.11.

10.4 Payment of Claim. Upon the determination of the liability of Sellers or Purchaser under Sections 10.1, 10.2 and 10.3, as the case may be, after payment by the Indemnified Party of, or upon entry of final judgment or reaching of a settlement in respect of, an indemnifiable claim, or determination of a Loss to the Indemnified Party, and notice thereof to the Indemnifying Party, the Indemnifying Party shall within thirty (30) days after receipt of such notice pay to the Indemnified Party the amount of the payment, judgment, settlement or Loss, as the case may be.

10.5 Other Rights and Remedies Not Affected.

If the Closing occurs, the indemnification rights and obligations of this Article X shall provide the exclusive rights and remedies of the parties hereto to seek or obtain damages or maintain equitable remedies with respect to matters arising under or in connection with this Agreement and the transactions contemplated hereby.

ARTICLE XI

AMENDMENT, TERMINATION AND BREACH

11.1 Amendment and Modification. This Agreement may be amended, modified or supplemented only by an instrument in writing, executed after the date hereof, making specific reference to this Article and to each Article and paragraph hereof to which such amendment, modification or supplement applies, which document shall be signed by an authorized officer of Purchaser and by Sellers.

11.2 Termination and Abandonment. This Agreement may be terminated and the transaction provided for by this Agreement may be abandoned without liability on the part of any party to any other party:

(a) At any time before the Closing Date, by mutual consent of Purchaser and Sellers;

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(b) Automatically if the Closing has not occurred by July 1, 2015; unless such date is extended by the mutual written consent of Sellers and Purchaser; provided, no party may terminate this Agreement pursuant to this Section 11.2(b) if that party has breached its obligations under this Agreement in a manner that shall have proximately contributed to the failure of the Closing to occur by such date; or

(c) If the audit for fiscal year ending December 31, 2014 has not been completed by March 15, 2015 RBSM, LLC; or

(d) Due Diligence has not been satisfactorily completed, at Purchaser’s sole discretion.

In the event of the termination and abandonment of this Agreement by any party as above provided in this Article XI, written notice shall forthwith be given to the other party, and each party shall be solely responsible to pay its own expenses incident to preparation for the consummation of this Agreement and the transactions contemplated hereunder (except as otherwise provided herein). If any Party terminates this Agreement pursuant to this Section 11.2 above, termination shall be in lieu of all other remedies and all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party except for material willful breaches and intentional misstatements in or pursuant to this Agreement prior to the time of termination; provided, however, that the provisions contained in Article X shall survive any such termination. Sellers agree to be bound by a No Shop provision upon signing and until Closing or such other time as agreed to in writing.

ARTICLE XII

CLOSING

12.1 Closing. The closing of this Agreement (the “Closing”) shall be scheduled for March 15, 2015 at the offices of Purchaser at 1780 55th St., Unit A, Boulder, Colorado, 80301 at 10:00 a.m. (local time) or if not all conditions to closing specified in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing) are satisfied on or prior to such date, (i) on the third business day following the satisfaction or waiver of such conditions (subject to the satisfaction or waiver of conditions that by their terms are to be satisfied at the Closing) or (ii) at such other place, time and date as the parties may agree.

12.2 Sellers’ Deliveries at Closing. At the Closing, Sellers will deliver the following documents to Purchaser all of which shall be reasonably satisfactory in form and substance to Purchaser and its counsel:

(a) Membership Interest Certificates. Sellers shall deliver the Membership Interest Certificates as described in Section 2.1 hereof or if none, an assignment in the form set forth in Exhibit 2.1.

(b) Consents and Approvals. All Required Consents.

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(c) Confidentiality Agreements. The confidentiality agreements of Sellers in the form set forth in Exhibit 7.3 hereto.

(d) Delivery of Company and Business Records. Such other company and business records related to ADG as may be reasonably requested by Purchaser and within Sellers’ control, including without limitation employee and personnel folders and applications, payroll, tax related records and financial data.

(e) Certificate in the form described in Section 8.2(a)(iii) of this Agreement.

(f) Resignations of Officers and Managers of ADG. The resignation of each of relevant ADG’s officers and managers effective at the Closing on the Closing Date and incorporated by reference herein shall have been executed and delivered to Purchaser by each such officer and manager. All bank accounts deemed irrelevant shall be closed by Sellers on behalf of ADG as of the Closing Date.

(g) Leases. Any and all Lease Agreements in the form set forth in Exhibit 3.21(b) hereto.

(h) Other documents. Such other documents, instruments, certificates and agreements as Purchaser and its counsel may reasonably request.

12.3 Purchaser’s Deliveries at Closing. At the Closing, Purchaser shall deliver the following to Sellers all of which shall be in a form reasonably acceptable to Sellers and its counsel:

(a) Purchase Price.

(i) The Stock Consideration for the Membership Interests referred to in Section 2.2.

(ii) The Note in the form set forth in Exhibit 2.3.

(b) Consents and Approval. All consents, approvals and authorizations, all notices and all registrations and filings required to be obtained, given or made under any law, statute, rule, regulation, judgment, order, injunction, contract, agreement or other instrument to which Purchaser is a party, or by which it or any of its properties is bound or subject, in each case which is required to permit the consummation of the transactions contemplated by this Agreement without contravention, violation or breach by Purchaser of any of the terms thereof.

(c) Resolutions. Certified copy of resolutions of the Board of Directors of Purchaser authorizing, inter alia, the execution and delivery of this Agreement, the purchase of the Membership Interests, and the other transactions contemplated hereby.

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(d) Manager’s Certificate in the form described in Section 8.1(a)(iii) of this Agreement.

(e) Other Documents. Such other documents, instruments, certificates and agreements including without limitation, if assumed, the assumption of the lease, as Sellers and its counsel may reasonably request.

12.4 Removal of Personal Effects Following Closing. If Sellers maintains assets which are the personal property of Sellers on the premises and Sellers desires to remove such personal property, Sellers shall have a period of thirty days following the Closing to remove such personal property. As to any such personal property removed, Sellers shall provide Purchaser with a schedule of such property prior to the removal of the same from the premises.

ARTICLE XIII

MISCELLANEOUS

13.1 Notice. All notices and communications required or permitted to be given hereunder shall be in writing, signed by the sender, and delivered by personal delivery, overnight courier service or by registered or certified mail to:

If to Purchaser:	General Counsel
Surna, Inc.
1780 55th St.
Boulder, Colorado 80301

If to Sellers:	Jim Willett
____________
____________

With a copy to:	Forbeez Capital
____________
____________

or such other address as shall have been furnished in writing. Receipt by, or filing with, the respective parties of any communications shall be deemed to have occurred for the purpose of this Agreement, when personally delivered, or next business day if sent by overnight courier, or two days after deposit thereof, postage prepaid, properly addressed, in the United States mail.

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13.2 Entire and Sole Agreement. This Agreement, including all Exhibits hereto (which by this reference shall incorporate herein all such Exhibits as if more fully set forth herein), constitutes the entire agreement between the parties and as of Closing supersedes all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof. After Closing neither party shall be bound by or charged with any oral or written agreements, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement or in the certificates or documents delivered in connection herewith.

13.3 Successors and Assigns. Except as otherwise provided in this Agreement, all covenants and agreements of the parties contained in this Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto and the heirs, personal representatives, executors and assigns of Sellers. This Agreement may not be assigned by any party hereto without the prior express written consent of the other parties hereto.

13.4 Expenses. Whether or not the transactions contemplated hereby shall be consummated, each party shall be solely responsible for payment of all expenses incurred by it or them in connection with the consummation of this Agreement and the transactions contemplated hereunder except as otherwise provided herein.

13.5 Severability. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable, all other provisions of this Agreement shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby.

13.6 Governing Law and Venue. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Colorado without regard to conflicts of laws principles and adjudicated in Colorado if necessary.

13.7 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same Agreement.

13.8 Amendments. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing in accordance with Article XI and Section 13.1 hereof.

13.9 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person or entity.

13.10 Headings. The headings in this Agreement are for purposes of convenience and easy reference only and shall not limit or otherwise affect the meaning hereof.

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13.11 Knowledge; Discretion. The covenants contained in this Agreement shall, in each and every event whereby an exercise of discretion is required or permitted by a party, be deemed to require that such exercise of discretion be in good faith and be exercised in a reasonable manner and within reasonable times.

13.12 Disputes. In the event of any dispute which arises between the parties and which relates to the subject matter of this Agreement, the parties acknowledge and agree that any such dispute shall be submitted for binding arbitration in Denver, Colorado in accordance with the Commercial Arbitration Rules procedures established by the Judicial Arbiter Group, Inc. (“JAG”) or, if such association is not then in existence, an independent association of arbitrators which may be designated by agreement of the parties. In the event the parties are unable to agree on an independent association of arbitrators from which arbitrators may be drawn, either party may apply to a court of competent jurisdiction for appointment of arbitrators, however, such application will only be made in the event JAG is not then in existence. The arbitrator(s) shall make detailed written findings to support their award. The prevailing party in any such arbitration proceeding shall be awarded such costs and expenses (including reasonable attorney’s and expert witness’ fees) as were incurred by the prevailing party as a result of the institution and prosecution of the arbitration proceeding including all costs and expenses (including reasonable attorney’s and expert witness fees) to enter judgment upon or enforce any such award including all appellate proceedings.

13.13 Delivery of Exhibits. All Exhibits other than Exhibits containing Disclosures (defined below) shall be agreed-on and appended to this Agreement not later than fourteen (14) days prior to Closing; the Disclosures shall be delivered by Sellers within thirty (30) days following mutual execution of this Agreement. From time to time following delivery of any Exhibit to this Agreement that contains disclosures or other exceptions to the representations, warranties, or covenants herein (“Disclosures”), should any fact or condition require any change to such Disclosures, Sellers will promptly deliver to Purchaser a supplement specifying such change. If the information contained in any supplement is such that it would constitute a breach of any representation, warranty, or covenant of Sellers hereunder if not so disclosed, Purchaser may, within five (5) days of receipt thereof (or by the Closing Date, if sooner), elect to not close the transaction set forth herein and terminate this Agreement; provided that if Purchaser so elects, Purchaser may not thereafter sue Sellers for breach of such representation, warranty, or covenant, and Purchaser’s sole remedy hereunder shall be the termination of this Agreement; provided further that if despite receipt of any supplement to the Disclosures, Purchaser none-the-less elects to close the transaction set forth herein, Purchaser shall be deemed to have waived in full any breach of Sellers’ representations, warranties, or covenants so disclosed. The Disclosures and those in any supplement thereto, shall be arranged in paragraphs or sections that correspond to the lettered and numbered Exhibits referenced in this Agreement. Notwithstanding, each Disclosure shall relate and be applicable to all other Disclosures made hereunder if the relevance of such disclosure is reasonably apparent from the text of such disclosure.

[The remainder of this page has been left blank. The next page is the signature page.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION CLAUSE WHICH MAY BE ENFORCED BY THE PARTIES.

PURCHASER:

SURNA, INC.

Signed:	/s/ Tom Bollich
Tom Bollich, CEO

SELLERS:

Signed:	/s/ Jim Willett
Jim Willett

Signed:	/s/ Buck Fowler
Forbeez Capital by Buck Fowler - Manager

Affirmation of consent to sale of membership interests of Agrisoft, LLC, pursuant to Article VIII of the Operating Agreement, for Agrisoft, LLC:

Signed:	Date: _________
Velocity On-Site, LLC by Charles Ramsey – Manager and Member

Signed:	Date: _________
Madkatt, LLC by Matt Cook – Manager and Member

Signed:	Date: _________
Interlogix, LLC by Steve McGarrah – Manager and Member

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TABLE OF ATTACHMENTS

Exhibit	Description

2.1	Assignment of Membership Interests
2.2(a)(i)	Lock-Up Agreement
3.1(a)	Articles of Organization of ADG
3.1(b)	Operating Agreement of ADG
3.6	Conflicting Agreements
3.7	Accrued Employee Benefits
3.11	Consents and Approvals
3.12	Litigation
3.14(a)	Customer Accounts
3.14(b)	Customer Contracts or Agreements
3.14(c)	Impaired Customer Contracts
3.15	License Agreements
3.16	Intellectual Property
3.17	Contracts
3.18	Financial Statements
3.21(a)	Lease Agreement
3.22	Tax Returns
3.23	Tax Notices
3.24	Employment Matters
3.25	Employee Benefit Plans
6.2	Manager’s Consent of Purchaser
7.3	Non-Compete and Confidentiality Agreements
8.1	Post-Closing Certificate of Purchaser
8.2	Certificate of Sellers

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